Exhibit 4.4

EMPLOYEE SHAREHOLDERS’ AGREEMENT

dated as of

[   ], 2018

among

VICTORY CAPITAL HOLDINGS, INC.

and

THE EMPLOYEE SHAREHOLDERS NAMED HEREIN

i

Section 7.12.	Third Party Beneficiaries	14
Section 7.13.	No Rights to Continued Relationship	14

Exhibit A	Joinder
Exhibit B	Spousal Consent
Schedule A	Covered Persons

ii

EMPLOYEE SHAREHOLDERS’ AGREEMENT

EMPLOYEE SHAREHOLDERS’ AGREEMENT dated as of [   ], 2018 (this “Agreement”) among Victory Capital Holdings, Inc., a Delaware corporation (the “Company”), each Person listed on Schedule A, as such Schedule A may be amended from time to time in accordance with the terms of this Agreement (each such Person, a “Covered Person”), executing this Agreement or a joinder (the “Joinder”) substantially in the form attached as Exhibit A hereto.

WITNESSETH:

WHEREAS, the Covered Persons are employees of the Company or its Subsidiaries who own shares of Common Stock or the right to acquire shares of Common Stock and will include future employees of the Company or its Subsidiaries to whom the Company has issued shares of Common Stock or the right to acquire shares of Common Stock;

WHEREAS, on the date hereof, the Company has closed its initial public offering (the “IPO”) of the Class A Common Stock; and

WHEREAS, in connection with the IPO, the parties to this Agreement deem it in their best interests to agree to form an Employee Shareholders Committee having the powers set forth in this Agreement to facilitate the exercise of voting rights relating to the Covered Common Stock.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01.                          Definitions.  The following terms, as used herein, have the following meanings:

A “beneficial owner” of a security includes any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security (for the avoidance of doubt, including with respect to unvested restricted stock), and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of this Agreement a Person shall not be deemed a beneficial owner of Common Stock solely by virtue of the application of Exchange Act Rule 13d-3(d) or Exchange Act Rule 13d-5. “Beneficially own” and “beneficial ownership” shall have correlative meanings.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Charter” shall mean the certificate of incorporation of the Company, as the same may be amended from time to time.

“Common Stock” shall mean, collectively, Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock of the Company, par value $0.01 per share (the “Class B Common Stock”), and any stock into which such common stock is hereafter converted or changed.

“Covered Common Stock” shall mean those shares of Common Stock that are beneficially owned at any particular time by a Covered Person and that were or are acquired by such Covered Person from the Company, including upon the exercise of options. For the avoidance of doubt, Covered Common Stock does not include shares of Common Stock that a Covered Person acquires on the open market or any issuer-directed Common Stock a Covered Person acquires in the IPO.

“Employee Shareholders Committee” shall mean the body constituted pursuant to Article 3 hereof.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Act Rule” shall mean such rule or regulation of the SEC under the Exchange Act, as in effect from time to time or as replaced by a successor rule thereto.

“Permitted Transfer” shall mean, with respect to a Covered Person, any of the following: (a) any Transfer of shares of Covered Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (i) the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise, (ii) control over the disposition of such shares, and (iii) the economic consequences of ownership of such shares; and (b) any Transfer of shares of Covered Common Stock by a Covered Person who is a natural person to a trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or partners of which, include only such Covered Person or the spouse or lineal descendants (whether natural or adopted) of such Covered Person and which is controlled solely by such Covered Person; provided that the transferor, immediately following such Transfer, retains the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. The transferee of any such Permitted Transfer shall be referred to as a “Permitted Transferee.”

A “Person” shall include, as applicable, an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Requisite Vote” shall mean, as of any time, the affirmative vote or consent of Covered Persons holding a majority of the voting power associated with the shares of Covered Common Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Sole Beneficial Owner” shall mean a person who is the beneficial owner of shares of Common Stock, who does not share beneficial ownership of such shares of Common Stock with any other person (other than pursuant to this Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in such shares of Common Stock. The interest of a spouse or a domestic partner in a joint account, and an economic interest of the Company as pledgee, shall be disregarded for this purpose.

“Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transfer” shall mean, with respect to any share of Covered Common Stock, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation, exchange, pledge, encumbrance, distribution, bequest, donation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer” of a share of Covered Common Stock:

(a)                                 the granting by a Covered Person of a proxy to (x) the Employee Shareholders Committee pursuant to this Agreement, (y) officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders or (z) a representative of such Covered Person, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders;

(b)                                 the pledge of shares of Covered Common Stock by a Covered Person that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Covered Person continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such pledged shares by proxy, voting agreement or otherwise; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(c)                                  the entering into of a support or similar voting agreement (with or without granting a proxy) in connection with (x) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (y) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, or (z) any consolidation or merger of the Company with or into any other Person or any other corporate reorganization; or

(d)                                 the fact that the spouse of any Covered Person possesses or obtains an interest in such Covered Person’s shares of Covered Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Covered Common Stock.

A “Transfer” shall be deemed to have occurred with respect to a share of Covered Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Covered Person who effected the Transfer of such shares to such Permitted Transferee.

“vote” shall include actions taken or proposed to be taken by written consent.

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Annexes are to Articles, Sections, Exhibits and Annexes to or of this Agreement unless otherwise specified.  All Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any statute or regulation are to the statute or regulation as amended, modified or supplemented from time to time and, in the case of statutes, include any rules and regulations promulgated thereunder, and references to any section of any statute or regulation include any successors of such sections.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2.

VOTING AGREEMENT

Section 2.01.                          Irrevocable Proxy and Power of Attorney.

(a)                                 By signing this Agreement or a Joinder, each Covered Person irrevocably appoints and constitutes the members of the Employee Shareholders Committee (each a “Committee Member”), acting jointly or each and any of them acting in his or her capacity as a Committee Member in accordance with the other provisions hereof, with full power of substitution and resubstitution, as its true and lawful proxy to vote, abstain from voting or otherwise act, for and in such Covered Person’s name, place and stead, with respect to all of the Covered Person’s Covered Common Stock as of the relevant record date or other date used for purposes of determining holders of Common Stock entitled to vote or take any action, as fully, to the same extent and with the same effect as such Covered Person might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation. The proxy granted the Committee Members pursuant to this Section 2.01(a) shall revoke all prior proxies granted by the Covered Person with respect to the Covered Common Stock, shall be irrevocable during the term set forth in the last sentence of this Section 2.01(a), shall survive the bankruptcy or dissolution of the Covered Person and shall be deemed to be coupled with an interest sufficient at law to support an irrevocable power. The Committee Members are authorized to execute that certain Second Amended and Restated Shareholders’ Agreement, dated as of the date hereof (the “Second A&R Shareholders’ Agreement”), and the Employee Shareholders Committee, as such committee may be reconstituted from time to time, is authorized to vote Covered Common Stock in order to ensure that the composition of the board of directors of the Company is as set forth in Section 2.01 of the Second A&R Shareholders’ Agreement.  For the avoidance of doubt, the Committee Members are authorized to vote Covered Common Stock in favor of the election of one or more Committee Members in elections of directors of the Company. Each Covered Person agrees that this irrevocable proxy may be exercised by the Committee Members with respect to all Covered Common Stock of such Covered Person for the period beginning on the effective date of this Agreement and ending on the earlier of (i) the date this Agreement shall have been terminated pursuant to Section 7.01(a) and (ii) the date of termination of this Agreement as to such Covered Person pursuant to Section 7.01(b).

(b)                                 By signing this Agreement or a Joinder, each Covered Person irrevocably appoints and constitutes the Committee Members, acting jointly or each and any of them acting in his or her capacity as a Committee Member in accordance with the other provisions hereof, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to direct the voting of any Covered Common Stock held of record by any other Person but beneficially owned by such Covered Person, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this Section 2.01 as such Covered Person might or could do personally, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney. It is understood and agreed by each Covered Person that this appointment, empowerment and authorization may be exercised by the aforementioned Persons with respect to all Covered Common Stock of such Covered Person, and held of record by another Person, for the period beginning on the effective date of this Agreement and ending on the earlier of (i) the date this Agreement shall have been terminated pursuant to Section 7.01(a) and (ii) the date of termination of this Agreement as to such Covered Person pursuant to Section 7.01(b). The power of attorney granted by the Covered Person hereunder is a durable power of attorney and shall survive the dissolution or bankruptcy of the Covered Person and shall revoke any and all prior powers of attorney granted by the Covered Person with respect to the shares of Covered Common Stock subject hereto.

ARTICLE 3.

EMPLOYEE SHAREHOLDERS COMMITTEE

Section 3.01.                          Initial Membership and Composition.  The Employee Shareholders Committee shall consist of three individuals.  The initial Committee Members shall be David C.

Brown, the Chief Executive Officer of the Company (the “CEO”), Michael D. Policarpo, the Chief Operating Officer of the Company (the “COO”), and Kelly S. Cliff, the President, Investment Franchises of the Company (the “President”).

Section 3.02.                          Membership Criteria. The Committee Members shall be individuals who are employees of the Company or one or more of its Subsidiaries and who own shares of Common Stock (the “Membership Criteria”).

Section 3.03.                          Replacement/Removal of Committee Members.

(a)                                 If the individual holding the position of CEO ceases to hold such position for any reason, such individual will automatically cease to be a Committee Member and the new individual appointed as CEO shall automatically become a Committee Member upon such appointment. For the avoidance of doubt, the CEO cannot be removed by the Covered Persons.

(b)                                 If the individual holding the position of COO or President ceases to hold such position for any reason, if such individual was a Committee Member at such time, such individual will automatically cease to be a Committee Member and the new individual appointed as COO or President shall automatically become a Committee Member upon such appointment.  If no individual is appointed as a replacement COO or President (or a substantially similar position in lieu thereof) within 90 days, such vacancy may be temporarily filled with an individual satisfying the Membership Criteria designated by Covered Persons holding the Requisite Vote, until such time as a replacement appointment of such officer is made.

(c)                                  Any Committee Member, other than the CEO, may be removed for any reason and replaced by an individual satisfying the Membership Criteria designated by Covered Persons holding the Requisite Vote.

(d)                                 No Committee Member that is then CEO, COO or President may resign from the Employee Shareholders Committee without resigning as an officer of the Company; any other Committee Member may resign at any time upon written notice to the Company and the other Committee Members. Such resignation will take effect at the time specified in the related notice, and unless otherwise specified in the notice no acceptance of the resignation will be necessary to make it effective.  If any Committee Member resigns or ceases to satisfy the Membership Criteria or is unable to serve as a Committee Member by reason of his or her death, such individual shall immediately cease to be a Committee Member and shall, if not replaced pursuant to Section 3.03(b), be replaced by an individual satisfying the Membership Criteria designated by Covered Persons holding the Requisite Vote.

(e)                                  Any successor Committee Member must become a party to this Agreement as a Committee Member by executing documentation reasonably satisfactory to the Company.

Section 3.04.                          Determinations of and Actions by the Employee Shareholders Committee.

(a)                                 All determinations necessary or advisable under this Agreement with respect to the Covered Persons (including determinations of beneficial ownership and status as a

Covered Person) shall be made by the Employee Shareholders Committee, the determinations of which, absent manifest error, shall be final and binding.

(b)                                 Each Covered Person recognizes and agrees that the Committee Members in acting hereunder shall at all times be acting in their capacities as Committee Members and not as directors or officers of the Company and in so acting or failing to act shall not have any fiduciary duties to the Covered Persons as a Committee Member by virtue of the fact that one or more of such Committee Members may also be serving as a director or officer of the Company or otherwise.

(c)                                  The Employee Shareholders Committee may act at a meeting (in person or telephonically) or by a written instrument signed by the number of Committee Members the consent or approval of which is otherwise required for action. Meetings of the Employee Shareholders Committee may be held at any time or place, whenever called by any Committee Member. Reasonable notice thereof will be given by the Committee Member or Committee Members calling the meeting to the other Committee Members.

Section 3.05.                          Vote Required for Actions.  The vote or consent, as applicable, of at least two Committee Members present at a meeting of the Employee Shareholders Committee or acting by written consent (or of the sole Committee Member, if there is only one such member) shall be the act of the Employee Shareholders Committee.

Section 3.06.                          Liability and Indemnity.  No Committee Member shall be liable for any error of judgment or mistake of fact or law, or for any action or omission under this Agreement, except in the case of such Committee Member’s fraud, bad faith or willful misconduct. No Committee Member shall be liable for acting on any notice, request or instruction or other document believed to be genuine by such Committee Member and to have been executed by or on behalf of the proper party or parties. The Company shall pay all reasonable expenses of the Committee Members, including counsel fees, and shall discharge all liabilities incurred by them in connection with the exercise of their powers and the performance of their duties under this Agreement. Any action or omission undertaken by a Committee Member in good faith in accordance with the advice of legal counsel shall be binding and conclusive on the parties to this Agreement. The Company shall also defend, indemnify and hold the Committee Members harmless from and against any and all claims and liabilities in connection with or arising out of the exercise of any powers or the performance of any duties by the Committee Members as herein provided or contemplated, except for such claims or liabilities as shall arise from the fraud, bad faith or willful misconduct of the Committee Members.

ARTICLE 4.

TRANSFER AND ISSUANCE OF SHARES

Section 4.01.                          Restrictions on Transfer of Shares.  No Covered Person shall Transfer any shares of Common Stock to a Permitted Transferee who is not a Covered Person unless such transferee has executed and delivered to the Company a Joinder substantially in the form of Exhibit A. In the event that a Covered Person Transfers any of its shares of Class B Common Stock to a Person other than a Permitted Transferee, such shares shall, effective upon the consummation of such Transfer, be converted into shares of Class A Common Stock in accordance with the Charter.

Section 4.02.                          Issuance of Additional Common Stock.  If the Company issues additional shares of Common Stock to employees of the Company or its Subsidiaries, the proposed recipient of any such shares shall be required as a condition of such issuance to execute and deliver to the Company a Joinder substantially in the form of Exhibit A.

Section 4.03.                          Amendments.  The Company shall amend Schedule A as necessary from time to time to reflect any changes in the Covered Persons pursuant to this Article 4.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Each Covered Person severally represents and warrants or agrees, as applicable, for itself that:

(a)                                 Such Covered Person has (and, with respect to shares of Common Stock to be acquired, will have) good, valid and marketable title to the shares of Common Stock of which the Covered Person is the Sole Beneficial Owner, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement, an agreement with the Company by which such Covered Person is bound and to which the shares of Common Stock are subject or as permitted by the policies of the Company in effect from time to time;

(b)                                 Such Covered Person has (and, with respect to shares of Common Stock to be acquired, will have) the right to vote pursuant to Section 2.01 of this Agreement all shares of Common Stock of which the Covered Person is the Sole Beneficial Owner;

(c)                                  If the Covered Person is not a natural person:

(i)                                     such Covered Person is duly organized and validly existing in good standing under the laws of the jurisdiction of such Covered Person’s formation;

(ii)                                  such Covered Person has full right, power and authority to enter into and perform this Agreement;

(iii)                               the execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly authorized, and no further proceedings on the part of such Covered Person are necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement has been duly executed by such Covered Person;

(iv)                              the Person signing this Agreement on behalf of such Covered Person has been duly authorized by such Covered Person to do so;

(d)                                 this Agreement constitutes the legal, valid and binding obligation of such Covered Person, enforceable against such Covered Person in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles);

(e)                                  neither the execution and delivery of this Agreement by such Covered Person nor the consummation of the transactions contemplated herein conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which such Covered Person is a party or by which the assets of such Covered Person are bound (including without limitation the organizational documents of such Covered Person, if such Covered Person is other than a natural person), or constitutes a default under any of the foregoing, or violates any law or regulation;

(f)                                   such Covered Person has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities, and any other Person, if any (including the consent of the spouse of such Covered Person with respect to the interest of such spouse in the shares of Common Stock of such Covered Person; such consent in substantially the form of Exhibit B), required to permit such Covered Person to enter into this Agreement and to consummate the transactions contemplated herein;

(g)                                  there are no actions, suits or proceedings pending, or, to the knowledge of such Covered Person, threatened against or affecting such Covered Person or such Covered Person’s assets in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would impair the ability of such Covered Person to perform this Agreement;

(h)                                 the performance of this Agreement will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which such Covered Person is subject;

(i)                                     no statement, representation or warranty made by such Covered Person in this Agreement, nor any information provided by such Covered Person for inclusion in a registration statement filed by the Company in connection with the IPO, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements, representations or warranties contained herein or information provided therein not misleading; and

(j)                                    Each Covered Person severally, and not jointly, agrees for itself that the foregoing provision of this Article 5 shall be a continuing representation and covenant by it during the period that it shall be a Covered Person, and it shall take all actions as shall from time to time be necessary to cure any breach or violation and to obtain any authorizations, consents, approvals and clearances in order that such representations shall continue to be true and correct during that period.

ARTICLE 6.

OTHER AGREEMENTS OF THE PARTIES

Section 6.01.                          Adjustment upon Changes in Capitalization; Adjustments upon Changes of Control.

(a)                                 In the event of any change in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the terms “Class A Common Stock” and “Class B Common Stock,” as applicable, shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock. Upon the occurrence of any event described in the immediately preceding sentence, the Employee Shareholders Committee shall make such adjustments to or interpretations of any provisions of this Agreement as it shall deem necessary, advisable or appropriate to carry out the intent of such provisions. If the Employee Shareholders Committee deems it necessary, advisable or appropriate, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.

(b)                                 In the event of any business combination, restructuring, recapitalization or other extraordinary transaction involving the Company, its Subsidiaries or any of their respective securities or assets as a result of which any of the parties hereto (other than the Company) holds voting securities of a Person other than the Company and in which the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity securities of the surviving or resulting entity or of the parent entity of such surviving or resulting entity, such party agrees that this Agreement shall also continue in full force and effect with respect to such voting securities of such other Person formerly representing or distributed in respect of Common Stock and the terms “Class A Common Stock,” “Class B Common Stock” and “the Company” shall refer to such voting securities formerly representing or distributed in respect of shares of Class A Common Stock, Class B Common Stock, and such other Person, respectively. Upon the occurrence of any event described in the immediately preceding sentence, the Employee Shareholders Committee shall make such adjustments to or interpretations of any provisions of this Agreement as it shall deem necessary, advisable or appropriate to carry out the intent of such provisions. If the Employee Shareholders Committee deems it necessary, advisable or appropriate, any such adjustments may take effect from the record date or another appropriate date.

ARTICLE 7.

MISCELLANEOUS

Section 7.01.                          Term of the Agreement; Termination of Certain Provisions.

(a)                                 This Agreement may be terminated in its entirety as follows:

(i)                                     at any time by written consent of all of the parties to this Agreement; or

(ii)                                  following the conversion of all the shares of Class B Common Stock into shares of Class A Common Stock, in accordance with the Charter, by written consent of Covered Persons holding at least two-thirds of the total number of outstanding shares of Covered Common Stock.

(b)                                 Any Person who has Transferred all of its shares of Covered Common Stock, other than to a Permitted Transferee, died, or whose employment with the Company or any of its Subsidiaries has been terminated, shall cease to be a Covered Person and shall no longer be bound by, or have any rights pursuant to, the provisions of this Agreement, and such Person’s name shall be removed from Schedule A to this Agreement. Additionally, the shares of Class B Common Stock owned by any such Person, if any, shall automatically convert into shares of Class A Common Stock, in accordance with the Charter.

(c)                                  Sections 3.04 and 3.06 shall survive the termination of this Agreement and shall continue to apply to each Person who ceases to be a Covered Person.

Section 7.02.                          Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 7.03.                          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein.  This Agreement supersedes all prior and contemporaneous agreements and understandings among the parties hereto with respect to the subject matter hereof.

Section 7.04.                          Addresses and Notices.  All notices, requests or other communications to any party hereunder shall be in writing (which may include facsimile transmission) and shall be given, if to the Company or the Employee Shareholders Committee, to:

4900 Tiedeman Road

Brooklyn, Ohio 44144

Attention:  Michael Policarpo

Nina Gupta

Telephone:  (216) 898-2552

Facsimile:  (216) 370-9011

and if to any other party hereto, to the address or facsimile number set forth on the signature page hereto or any other address or facsimile number in the United States as such party hereafter may specify for such purpose to the Company.

All such notices, requests and other communications shall be deemed received by the recipient thereof on the date of receipt if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.05.                          Governing Law; Arbitration; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles.

(b)

(i)                                     To the fullest extent permitted by law, the parties hereto agree that any claim, dispute or controversy based on any matter arising out of or in connection with this Agreement or the other agreements or transactions contemplated hereby shall be submitted to and resolved exclusively by arbitration conducted in accordance with this Section 7.05(b).

(ii)                                  Any party may, by delivering a written demand to any other party, submit any such claim, dispute or controversy to binding arbitration conducted in New York City, New York (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 7.05(b), the provisions of this Section 7.05(b) shall control).  Each demand shall briefly set forth the nature of the underlying dispute and the amount, if any, involved.  The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration (provided that, notwithstanding the foregoing, in the case of any arbitration between the Company and/or the Employee Shareholders Committee, on the one hand, and one or more Covered Persons, on the other hand, the arbitration panel may modify such arbitration rules with the prior written approval of the Company, the Employee Shareholders Committee and Covered Persons owning a majority of the Covered Common Stock owned by the Covered Persons who are party to such arbitration).

(iii)                               Within ten Business Days after the receipt of a demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration (provided that, notwithstanding the foregoing, in the case of any arbitration between the Company and/or the Employee Shareholders Committee, on the one hand, and one or more Covered Persons, on the other hand, the Company and/or the Employee Shareholders Committee shall designate one arbitrator, and Covered Persons owning a majority of the Covered Common Stock owned by the Covered Persons who are party to such arbitration shall designate one arbitrator).  The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above.

(iv)                              The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures, the arbitration and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel.  The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel.  The arbitration decision shall be final and binding upon all parties to the arbitration.  The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of New York or any New York State court sitting in New York City.  To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court.  Notwithstanding Section 7.05(b)(i), any party may seek injunctive relief in any such court.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.06.                          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a holding by a court or other authority, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.07.                          Successors, Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.08.                          Waivers; Amendments.

(a)                                 Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed, by the party or parties against whom the waiver is to be effective.  Except as expressly set forth herein, no failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)                                 No provision of this Agreement may be amended or otherwise modified except by the prior written consent of (a) the Company, (b) the Employee Shareholders Committee, and (c) the Covered Persons holding the Requisite Vote; provided that any amendment to Section 7.01(a)(ii) shall require the consent of Covered Persons holding at least two-thirds of the total number of outstanding shares of Covered Common Stock.  Notwithstanding the foregoing, this Agreement shall be deemed amended from time to time to reflect the addition of a party to this Agreement pursuant to Article 4 hereof, and no consent pursuant to this Section 7.08 shall be required in connection with any such amendment.

Section 7.09.                          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by electronic mail portable document format (*.pdf) (or similar electronic means) or facsimile signature), each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.10.                          Remedies; Specific Performance.  Except as otherwise specifically provided for in this Agreement, (a) the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law and (b) each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 7.11.                          Further Assurances.  The Company and each party hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 7.12.                          Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.13.                          No Rights to Continued Relationship.  Neither this Agreement nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Person any right to be retained in any employment, consultant, advisory, director, manager or other such relationship by the Company or any of its Subsidiaries, or to interfere with or to limit in any way the right of the Company or any of its Subsidiaries to terminate such relationship with any such Person at any time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VICTORY CAPITAL HOLDINGS, INC.

By:
Name: David C. Brown
Title: Chief Executive Officer

[Signature Page to Employee Shareholders’ Agreement]

[COVERED PERSONS]

Name:

Address:

[Signature Page to Employee Shareholders’ Agreement]

EMPLOYEE SHAREHOLDERS COMMITTEE

Name: David C. Brown

Name: Michael D. Policarpo

Name: Kelly S. Cliff

[Signature Page to Employee Shareholders’ Agreement]

EXHIBIT A

JOINDER TO EMPLOYEE SHAREHOLDERS’ AGREEMENT

In consideration of the [Transfer (as defined in the Shareholders’ Agreement)] [issuance by Victory Capital Holdings, Inc.] to the undersigned of shares of Covered Common Stock (as defined in the Shareholders’ Agreement), the undersigned hereby consents and agrees to become a party to and be bound by the Employee Shareholders’ Agreement (the “Shareholders’ Agreement”), dated as of [   ], 2018, as amended (receipt of a copy of which is hereby acknowledged), as fully as if the undersigned were one of the original Covered Persons (as defined in the Shareholders’ Agreement), and all shares of Covered Common Stock beneficially owned by the undersigned shall be held in accordance with and restricted by the terms of such Shareholders’ Agreement and such stockholder’s name shall be listed on Schedule A.

Date: [        ]

Name of Covered Person:

Sign Name:

Print Name:

Address:

SSN/EIN:

Approved by:

VICTORY CAPITAL HOLDINGS, INC.

By:
Name:
Title:

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EXHIBIT B

SPOUSAL CONSENT

Dated: [•]

I am the spouse, domestic partner, or partner under a civil union, as applicable (the “Spouse”), of [•], a party to that certain Employee Shareholders’ Agreement (the “Shareholders’ Agreement”), dated as of [   ], 2018, as amended.  Capitalized terms used and not defined herein have the meanings assigned to them in the Shareholders’ Agreement.

On behalf of myself and my heirs and legatees, I hereby confirm and acknowledge that I (i) have read the Shareholders’ Agreement in its entirety, (ii) understand and am familiar with the terms and conditions set forth therein, (iii) have been advised and encouraged to consult with independent counsel of my own choosing with respect to the Shareholders’ Agreement and the matters set forth therein, (iv) approve and consent to the execution and delivery by my Spouse of the Shareholders’ Agreement, (v) agree that my interest (community property or otherwise) in the Company will be subject to this consent and (vi) agree that my Spouse may join in any future amendments or modifications to the Shareholders’ Agreement or any related document without notice to me and without my further signature, acknowledgement, agreement or consent.

[NAME]

2